Exhibit 99.1

Cutera, Inc. Appoints Jeff Jones as Chief Operating Officer

BRISBANE, California, August 24, 2023 — Cutera, Inc. (Nasdaq: CUTR) (“Cutera” or the “Company”), a leading provider of aesthetic and dermatology solutions, is pleased to announce the appointment of Jeff Jones as Chief Operating Officer, effective August 28, 2023. This move underscores Cutera’s commitment to delivering world-class product quality, reliability, and service to customers.

Mr. Jones will report directly to Taylor Harris, Cutera’s Chief Executive Officer, and will be responsible for end-to-end operations, including manufacturing, quality, supply chain, field service engineering, and customer service. Jeff brings a wealth of experience, having spent 35 years in operational roles within the medical device industry, including over a decade at aesthetic laser companies Coherent Medical Group and Reliant Technologies, Inc. (Fraxel). He is a leader with a proven track record of operational excellence, customer focus, and building scalable processes.

Taylor Harris, Chief Executive Officer, said, “Jeff’s track record speaks for itself, as he has consistently demonstrated an ability to lead teams, improve operations and execute complex projects. We are thrilled to have him on board to lead our drive toward excellence for our customers and efficiency in our operations.”

Mr. Jones said, “I am honored to join the Cutera team and am eager to contribute to its continued success. Our goal as a team will be to build on the company’s legacy of delighting customers with innovative, high-quality products and excellent customer service.”

About Jeff Jones:

Mr. Jones has served for over three decades in senior operational leadership roles at medical device companies, including Sientra Inc., Earlens Inc., Benvenue Medical Inc., Acclarent Inc., Reliant Technologies Inc., Lumend Inc., EP Technologies / Boston Scientific Corporation, and Coherent Medical Group. Mr. Jones holds a Bachelor’s Degree in Engineering from the U.S. Military Academy at West Point and an M.B.A. from Golden Gate University.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of aesthetic and dermatology solutions for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that harness the power of science and nature to enable medical practitioners to offer safe and effective treatments to their patients. For more information, call +1-415-657-5500 or 1-888-4CUTERA or visit www.cutera.com.

Press Contact:

Greg Barker

VP, Corporate FP&A and Investor Relations

415-657-5500

IR@cutera.com